UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2011

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

William Lyon Homes, Inc. (the “Borrower”), a California corporation and a subsidiary of William Lyon Homes (the “Issuer”), is a party to that certain Senior Secured Loan Agreement (the “Existing Loan Agreement”), dated October 20, 2009, by and among the Borrower, COLFIN WLH Funding, LLC (“COLFIN”) and the other lenders party thereto, pursuant to which the lenders have advanced $206,000,000 to the Borrower as a term loan. Under the Existing Loan Agreement, the Borrower is required to maintain a Tangible Net Worth (as defined in the Existing Loan Agreement) of at least $75 million.

On March 18, 2011, the Borrower and COLFIN (on behalf of itself and the other lenders) entered into a First Amendment to Senior Secured Loan Agreement (the “Amendment”) pursuant to which the parties agreed, among other things, to amend the Existing Loan Agreement such that the Tangible Net Worth covenant under the Loan Agreement would not be satisfied only if a Tangible Net Worth of at least $75 million is not maintained for two consecutive fiscal quarters. This amendment will have retroactive effect beginning with the quarter ended December 31, 2010 and will continue in effect up to (but excluding) December 31, 2011. A copy of the Amendment is filed as Exhibit 10.1 hereto.

In connection with its annual audit for the year ended December 31, 2010, the Issuer is in the process of finalizing its non-cash impairment analysis under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 360 Property, Plant and Equipment (“ASC 360”). As discussed in previous filings by the Issuer, the Borrower accounts for its real estate inventories under ASC 360. While it has not yet been determined whether, and to what extent, an impairment of any assets exists, the Borrower and COLFIN have entered into the Amendment in light of the possibility of impairments.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment to Senior Secured Loan Agreement, dated March 18, 2011, by and among William Lyon Homes, Inc., a California corporation, the lenders party thereto and COLFIN WLH FUNDING, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated: March 20, 2011	By:	/s/ Colin T. Severn
Colin T. Severn
Vice President Chief Financial Officer Corporate Secretary

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